UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 24, 2008
Critical Therapeutics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-50767 (Commission File Number)	04-3523569 (IRS Employer Identification No.)

60 Westview Street, Lexington, Massachusetts (Address of Principal Executive Offices)	02421 (Zip Code)
Registrant’s telephone number, including area code: (781) 402-5700
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 24, 2008, the “independent directors” (the “Independent Directors”) within the meaning of the NASDAQ rules of the Board of Directors of Critical Therapeutics, Inc. (the “Company”) approved bonus payments to its employees, including its executive officers, in an amount sufficient to satisfy the net federal and state tax withholding obligations, including a related tax gross-up, that occur upon the vesting of restricted stock on or about May 5, 2008.
In November 2007, the Company made restricted stock awards to certain of its employees, including its executive officers, that vest as to 50% of the shares subject to the awards on May 5, 2008. These restricted stock awards include 50,000 shares awarded to Trevor Phillips, Ph.D., the Company’s President and Chief Executive Officer, and 25,000 shares awarded to each of Thomas P. Kelly, the Company’s Chief Financial Officer and Senior Vice President of Finance and Corporate Development, Scott B. Townsend, the Company’s Senior Vice President of Legal Affairs, General Counsel and Secretary, and Jeffrey E. Young, the Company’s Chief Accounting Officer, Vice President of Finance and Treasurer.
The aggregate amount of these bonus payments, including the amount of bonus payments to each executive officer, depends on the actual closing price of the Company’s common stock on NASDAQ on May 5, 2008. For illustrative purposes only, if the closing price of the Company’s common stock was $0.66 per share on May 5, 2008, the aggregate amount of bonus payments to all employees is estimated to be $60,000, of which approximately $9,200 would be payable to Dr. Phillips and approximately $4,600 would be payable to each of the other executive officers.
These bonus payments are in lieu of allowing the Company’s employees to surrender shares of vested restricted stock to satisfy tax withholding obligations. The Independent Directors also determined that these bonus payments will reduce the amount of any annual discretionary cash bonuses, if any, related to the year ending December 31, 2008 for these employees.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 30, 2008	CRITICAL THERAPEUTICS, INC.
	By:	/s/ Thomas P. Kelly
Thomas P. Kelly
Chief Financial Officer and Senior Vice President of Finance and Corporate Development